Exhibit 99.1
ATLANTIC AMERICAN CORPORATION REPORTS
THIRD QUARTER RESULTS FOR 2022

ATLANTA, Georgia, November 8, 2022 - Atlantic American Corporation (Nasdaq- AAME) today reported net loss for the three month period ended September 30, 2022 of $0.7 million, or $0.04 per diluted share, as compared to net loss of $0.9 million, or $0.05 per diluted share, for the comparable period in 2021.  For the nine month period ended September 30, 2022, the Company reported net income of $0.5 million, or $0.01 per diluted share, as compared to net income of $1.6 million, or $0.06 per diluted share, for the comparable period in 2021.  The decrease in net loss for the three month period ended September 30, 2022 was primarily attributable to more favorable loss experience in the life and health operations, partially offset by a decrease in unrealized gains of $3.5 million, from the comparable period in 2021. The decrease in net income for the nine month period ended September 30, 2022 was primarily attributable to the decrease in unrealized gains of $10.9 million from the comparable period in 2021, partially offset by more favorable loss experience in the life and health operations.

Operating income (as defined below) increased $4.1 million in the three month period ended September 30, 2022 from the three month period ended September 30, 2021.  For the nine month period ended September 30, 2022, operating income increased $10.2 million from the comparable period in 2021.  The increase in operating income was primarily due to favorable loss experience in the life and health operations, resulting from an increase in earned premium within the group lines of business coupled with a decrease in the number of claims incurred in the Medicare supplement line of business.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “We are quite pleased to report an over $10 million improvement in operating income for the first nine months of 2022 as compared to 2021.  The life and health operations have done a phenomenal job in diversifying the business through its competitive group products, as well as carefully managing the Medicare supplement line back to profitability.  Additionally, our property and casualty operations continue to perform exceptionally well, maintaining profitability coupled with top line growth.  Finally, it is with great enthusiasm that we announce our newly formed subsidiary, Atlantic Capital Life Assurance Company, which recently obtained its certificate of authority in our state of domicile.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). We define operating income (loss) as net income (loss) excluding: (i) income tax expense (benefit); (ii) realized investment gains, net; and (iii) unrealized (gains) losses on equity securities, net.  Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense (benefit), which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent statements and reports that Atlantic American Corporation files from time to time with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; In thousands, except per share data)	2022	2021	2022	2021
Insurance premiums
Life and health	$28,739	$28,772	$86,773	$87,018
Property and casualty	17,641	17,320	53,753	50,297
Insurance premiums, net	46,380	46,092	140,526	137,315

Net investment income	2,641	2,137	7,510	6,516
Realized investment gains, net	101	349	29	520
Unrealized gains (losses) on equity securities, net	(2,783)	711	(5,456)	5,458
Other income	4	1	11	13

Total revenue	46,343	49,290	142,620	149,822

Insurance benefits and losses incurred
Life and health	18,599	23,394	58,003	66,463
Property and casualty	12,031	11,651	36,549	33,557
Commissions and underwriting expenses	12,843	11,927	35,894	36,670
Interest expense	523	347	1,291	1,040
Other expense	3,296	3,264	10,151	10,178

Total benefits and expenses	47,292	50,583	141,888	147,908

Income (loss) before income taxes	(949)	(1,293)	732	1,914
Income tax expense (benefit)	(265)	(378)	253	298

Net income (loss)	$(684)	$(915)	$479	$1,616

Earnings (loss) per common share (basic and diluted)	$(0.04)	$(0.05)	$0.01	$0.06

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$(684)	$(915)	$479	$1,616
Income tax expense (benefit)	(265)	(378)	253	298
Realized investment gains, net	(101)	(349)	(29)	(520)
Unrealized (gains) losses on equity securities, net	2,783	(711)	5,456	(5,458)

Non-GAAP Operating income (loss)	$1,733	$(2,353)	$6,159	$(4,064)

	September 30,	December 31,
Selected Balance Sheet Data	2022	2021

Total cash and investments	$246,340	$308,195
Insurance subsidiaries	240,860	302,302
Parent and other	5,480	5,893
Total assets	360,349	402,286
Insurance reserves and policyholder funds	204,289	201,797
Debt	34,738	33,738
Total shareholders' equity	97,911	141,286
Book value per common share	4.54	6.66
Statutory capital and surplus
Life and health	35,325	38,625
Property and casualty	52,981	52,724